Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Executive Employment Agreement

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of the Effective Date (as hereinafter defined), by and between INSTINCT BIO TECHNICAL COMPANY HOLDINGS INC., a Cayman Islands exempted company, having its business address at 3rd Floor West Side Gotanda bldg., 6-2-7 Nishi Gotanda, Shinagawa-ku, Tokyo 1410031, Japan (together with its successors and assigns, the “Company”), and TOMOKI NAGANO, a Japanese citizen residing and domiciled at [***] (“Executive”). As the context of this Agreement so requires, the Company and Executive shall collectively be referred to as the “Parties” and individually referred to herein as a “Party.”

RECITALS

WHEREAS, the Executive is presently serving as the Group Chief Executive Officer, Chairman and Director of Instinct Bio Technical Company Inc. and has been employed in such capacity since September 2021.

WHEREAS, the Company desires to continue retaining the services of the Executive as its Group Chief Executive Officer and Chairman, and the Executive desires to be employed by the Company, all in accordance with the terms and conditions set out hereinto.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement shall become effective on the closing date of the Company’s business combination (“Effective Date”) and end on the date on which the term of employment is terminated in accordance with Section 5 (the “Term”). Executive’s employment with the Company shall be on a “contract of services” basis.

2.	Position, Duties and Responsibilities, Location, and Commuting.

(a)	Position and Duties. During the Term, the Company shall employ Executive as the Group Chief Executive Officer and Chairman. Executive’s duties at the Company will include all jobs assigned by the Company’s board of directors (the “Board”) from time to time.

(b)	For so long as the Executive continues to serve as the Group Chief Executive Officer and Chairman of the Company, he shall serve as a director of the Company and shall be nominated for re-election as a director at each annual or special meeting of shareholders at which directors are to be elected.

(c)	Exclusive Services and Efforts. Executive agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote all of his professional time and attention to the business and affairs of the Company.

(d)	Compliance with Company Policies. Executive shall be subject to the memorandum and articles of association, policies, practices, procedures, and rules of the Company, as may be amended from time to time, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics, all of which shall form an integral part of the terms of this Agreement. Executive’s violation of the terms of such documents shall be considered a breach of the terms of this Agreement.

(e)	Location of Employment. The Executive’s principal office and primary place of employment shall be at the Company’s offices in Japan, or at such other location as may be determined by the Company. Notwithstanding the foregoing, the Executive may be required, from time to time, to travel outside such location as reasonably necessary for the proper performance of his duties under this Agreement.

3.	Salary and Incentives.

(a)	Base Salary. As compensation for the performance by Executive of his obligations hereunder, during the Term, the Company shall pay to Executive an annual salary of JPY 18,000,000 (approximately US$120,000) (“Base Salary”), subject to annual review and adjustment by the Board or any committee designated by the Board (“Committee”).

(b)	Annual Cash Bonus. During the Term, Executive may be eligible to receive an annual cash bonus, on terms and conditions as determined by the Board or Committee in its sole discretion taking into account Company’s performance as well as individual performance objectives.

(c)	Equity Incentives. During the Term, Executive shall be eligible to participate, at a level comparable to similarly situated executives of the Company, in such long-term compensation arrangements as may be authorized from time to time by the Board, including any share incentive plan the Company may adopt from time to time in its sole discretion.

4.	Employee Benefits and Annual Leave.

(a)	Benefits. During the Term, Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of the Company, subject to Executive’s satisfaction of all applicable eligibility conditions of such plans, programs, and arrangements. Nothing herein shall be construed to limit the Company’s ability to amend or terminate any employee benefit plan or program in its sole discretion.

(b)	Annual Leave. Executive shall be eligible for up to 21 days of annual leave (“Annual Leave”) per calendar year in accordance with the Company’s vacation and annual leave policy, inclusive of vacation days and excluding medical leaves and standard paid Company holidays, in the same manner as Annual Leave days for employees of the Company generally accrue.

(c)	Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable pre-approved business and travel expenses incurred in the performance of his job duties, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with and subject to the expense reimbursement policy of the Company.

5.	Termination.

(a)	General. The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his employment for any reason or no reason, in either case subject only to the terms of this Agreement; provided, however, that the Company and Executive is required to provide to the other party at least sixty (60) days’ written notice of intent to terminate employment for any reason unless the Company specifies an earlier date of termination or in lieu thereof, payment in lieu of such notice. For purposes of this Agreement, the following terms have the following meanings:

(i)	“Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date; (ii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the Termination Date; (iii) accrued but unused Annual Leave days; and (iv) all other payments or benefits to which Executive shall be entitled as of the Termination Date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant; all payable within thirty (30) days following the Termination Date.

(ii)	“Cause” shall mean: (i) a breach by Executive of his fiduciary duties to the Company; (ii) Executive’s breach of this Agreement, which, if curable, remains uncured or continues after ten days’ notice by the Company thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by Executive; (v) Executive’s material negligence or dereliction in the performance of, or failure to perform Executive’s duties of employment with the Company, which remains uncured or continues after ten days’ notice by the Company thereof; (vi) Executive’s refusal or failure to carry out a lawful directive of the Company or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of Executive’s responsibilities; or (vii) any conduct, action or behavior by Executive that is, or is reasonably expected to be, materially damaging to the Company, whether to the business interests, finance or reputation. In addition, Executive’s employment shall be deemed to have terminated for Cause if, on the date Executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

(iii)	“Just Cause” shall mean a material breach by the Company of its obligations under this Agreement, upon which Executive notifies the Board in writing of such material breach within thirty (30) days of such occurrence, and such material breach shall have not been cured within thirty (30) days after the Board’s receipt of written notice thereof from Executive.

(iv)	“Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement.

(b)	Termination By Company Without Cause or Termination by Executive for Just Cause. In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Just Cause, the Company shall (i) pay Executive the Accrued Benefits; and (ii) pay to Executive, in lieu of benefits under any severance plan or policy of the Company, any such amount as may be agreed between the Company and Executive.

(c)	All Other Terminations. In the event that Executive’s employment hereunder is terminated by the Company for Cause, by Executive without Just Cause, or due to Executive’s death or disability, Executive shall be entitled to receive the Accrued Benefits, and the Company shall have no additional obligations to Executive under this Agreement.

(d)	Return of Company Property. Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials).

(e)	Post-Termination Cooperation. Executive agrees and covenants that, following the Term, he shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for his reasonable out-of-pocket expenses incurred in compliance with this Section.

6.	Other Tax Matters & Statutory Contributions.

(a)	The Company shall be entitled to withhold and make payment/ contribution of all applicable federal, state, and local taxes, social security, including health and welfare pension insurance and other statutory contributions as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

(b)	Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall comply with the requirements regarding the deferred annuity under the Income Tax Act (Act No. 33 of 1965), as amended (the “ITA 1965”).

(c)	All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of ITA 1965. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

7.	Non-Competition and Non-Solicitation.

(a)	Non-Competition. During the term of the Executive’s employment with the Company and for a period of two (2) years following the termination of such employment for any reason, the Executive shall not, whether directly or indirectly, individually or jointly with others, and whether as an owner, partner, shareholder, director, officer, employee, consultant, advisor, agent, or otherwise:

(i)	engage in, be employed by, or otherwise participate in any business or entity that provides, in whole or in part, products or services that are the same as or similar to those offered by the Company and that directly or indirectly competes with the business of the Company; or

(ii)	assist, advise, or have any interest (financial or otherwise) in any such competing business.

(b)	Non-Solicitation. Beginning on the date hereof and through the date that is three (3) years following the Termination Date (the “Restricted Period”), Executive will not, and will cause his affiliates not to, directly or indirectly, through or in association with any third party (1) call on, solicit, or service, engage or contract with, or take any action which may interfere with, impair, subvert, disrupt, or alter the relationship, contractual or otherwise, between the Company and any current or prospective customer, supplier, distributor, developer, service provider, licensor, or licensee or other material business relation of the Company, (2) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished, or sold by the Company) of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of the Company or (3) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.

(c)	During the Restricted Period, Executive will not, and will cause his affiliates not to, directly or indirectly, through or in association with any third party (1) solicit, induce, recruit, or encourage any employees or independent contractors of or consultants to the Company to terminate their relationship with the Company or take away or hire such employees, independent contractors, or consultants or (2) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.

8.	Non-Disclosure and Non-Use of Confidential Information.

(a)	Executive acknowledges that: (i) the Confidential Information (as hereinafter defined) is a valuable, special, and unique asset of the Company, the unauthorized disclosure or use of which could cause substantial injury and loss of profits and goodwill to the Company; (ii) Executive is in a position of trust and subject to a duty of loyalty to the Company, and (iii) by reason of his employment and service to the Company, Executive will have access to the Confidential Information. Executive, therefore, acknowledges that it is in the Company’s legitimate business interest to restrict Executive’s disclosure or use of Confidential Information for any purpose other than in connection with Executive’s performance of Executive’s duties for the Company, and to limit any potential misappropriation of such Confidential Information by Executive.

(b)	Executive will not disclose or use at any time, either during the Term or thereafter, any Confidential Information (as hereinafter defined) of which Executive is or becomes aware, whether or not such information is developed by him or her, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company or has been expressly authorized by the Board; provided, however, that this sentence shall not be deemed to prohibit Executive from complying with any subpoena, order, judgment, or decree of a court or governmental or regulatory agency of competent jurisdiction (an “Order”); provided, further, however, that (i) Executive agrees to provide the Company with prompt written notice of any such Order and to assist the Company, at the Company’s expense, in asserting any legal challenges to or appeals of such Order that the Company in its sole discretion pursues, and (ii) in complying with any such Order, Executive shall limit his disclosure only to the Confidential Information that is expressly required to be disclosed by such Order. Executive will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft. Executive shall deliver to the Company at the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, electronic information, files and software, and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company which Executive may then possess or have under his control.

(c)	As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement) and that is used, developed, or obtained by the Company in connection with its business, including, but not limited to, information, observations, and data obtained by Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software and hardware, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases and data, (x) accounting and business methods, (xi) inventions, devices, new developments, methods, and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients (and all information with respect to such persons) and customer or client lists, (xiii) suppliers (and all information with respect to such persons) or supplier lists, (xiv) other copyrightable works, (xv) all production methods, processes, technology, and trade secrets, and (xvi) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

9.	Property; Inventions and Patents.

(a)	Property. Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos, products, equipment, and all similar or related information and materials (whether patentable or unpatentable) (collectively, “Inventions”) which relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and which are conceived, developed, or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed (and for the Restricted Period if and to the extent such Inventions result from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information) by the Company (including those conceived, developed, or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, brands, tradename and service mark applications or registrations, copyrights, and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to such member of the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company (whether during or after the Term) in connection with the prosecution of any applications for patents, trademarks, brands, trade names, service marks, or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States and Japan and that to the extent Work Product constitutes works for hire, the Work Product is the exclusive property of the Company, and all right, title, and interest in the Work Product vests in the Company. To the extent Work Product is not works for hire, the Work Product, and all of Executive’s right, title, and interest in Work Product, including without limitation every priority right, is hereby assigned to the Company.

(b)	Cooperation. Executive shall, during the Term and at any time thereafter, assist and cooperate fully with the Company in obtaining for the Company the grant of certificate of patent, copyrights, and any other intellectual property rights relating to the Work Product in the United States and Japan and/or such other countries as the Company may designate. With respect to Work Product, Executive shall, during the Term and at any time thereafter, execute all applications, statements, instruments of transfer, assignment, conveyance or confirmation, or other documents, furnish all such information to the Company and take all such other appropriate lawful actions as the Company requests that are necessary to establish the Company’s ownership of such Work Product. Executive will not assert or make a claim of ownership of any Work Product, and Executive will not file any applications for patents or copyright or trademark registration relating to any Work Product.

(c)	No Designation as Inventor; Waiver of Moral Rights. Executive agrees that the Company shall not be required to designate Executive as the inventor or author of any Work Product. Executive hereby irrevocably and unconditionally waives and releases, to the extent permitted by applicable law, all of Executive’s rights to such designation and any rights concerning future modifications to any Work Product. To the extent permitted by applicable law, Executive hereby waives all claims to moral rights in and to any Work Product.

(d)	Pre-Existing and Third-Party Materials. Executive will not, in the course of employment with the Company, incorporate into or in any way use in creating any Work Product any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by Executive or in which Executive has an interest without the Company’s prior written permission. Executive hereby grants the Company a nonexclusive, royalty-free, fully-paid, perpetual, irrevocable, sublicensable, worldwide license to make, have made, modify, use, sell, copy, and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such Work Product. Executive will not incorporate any invention, improvement, development, concept, discovery, intellectual property, or other proprietary information owned by any party other than Executive into any Work Product without the Company’s prior written permission.

(e)	Attorney-in-Fact. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, trademark, and mask work registrations with the same legal force and effect as if executed by Executive, if the Company is unable because of Executive’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for any United States, Japan or foreign patents or mask work or copyright or trademark registrations covering the Work Product owned by the Company pursuant to this Section.

10.	Enforcement. Because Executive’s services are special, unique, and extraordinary and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company, or any of its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

11.	Assurances by Executive. Executive represents and warrants to the Company that he may enter into and fully perform all of his obligations under this Agreement and as an employee of the Company without breaching, violating, or conflicting with (i) any judgment, order, writ, decree, or injunction of any court, arbitrator, government agency, or other tribunal that applies to Executive or (ii) any agreement, contract, obligation, or understanding to which Executive is a party or may be bound.

12.	Notices. Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express, registered post or other nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his address set forth following his signature below. Either party may change such address from time to time by notice to the other.

13.	Governing Law; Dispute Resolution. This agreement shall be construed, interpreted and governed in accordance with the laws of Japan, without reference to rules relating to conflicts of law. Any dispute, controversy, or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, performance, or termination, shall be finally settled by arbitration in Japan in accordance with the rules of the Japan Commercial Arbitration Association (JCAA) then in force. The arbitration shall be conducted by a single arbitrator, and the language of the arbitration shall be Japanese. The arbitral award shall be final and binding on the parties, and judgment on the award may be entered in any court of competent jurisdiction.

14.	Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

15.	Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

16.	Assignment. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. The obligations of Executive hereunder shall be binding upon Executive’s heirs, administrators, executors, assigns, and other legal representatives. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

17.	Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress.

18.	Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19.	Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

20.	Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate, or other legal representative.

21.	Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

22.	Severability. It is fully the desire and intent of the parties hereto that the provisions of this Agreement be enforced as permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

23.	Right of Set Off. In the event of a breach by Executive of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten days prior written notice to Executive, to set off and apply any and all amounts at any time held by the Company on behalf of Executive and all indebtedness at any time owing by the Company to Executive against any and all of the obligations of Executive now or hereafter existing.

24.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. The Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

25.	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

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IN WITNESS WHEREOF, the Agreement has been executed as of the date first written above.

INSTINCT BIO TECHNICAL COMPANY HOLDINGS INC.

Name:
Title:

EXECUTIVE

Name: TOMOKI NAGANO

[Signature Page to Employment Agreement]